EXHIBIT 10.2

TWELFTH AMENDMENT TO OFFICE LEASE

This Twelfth Amendment to Office Lease (this “Twelfth Amendment”) is made and entered into by and between ASP, Inc., the managing partner of Boulder Tower Tenants in Common (“Landlord”), and HELMERICH & PAYNE, INC., a Delaware corporation (the “Tenant”), effective on and as of the date on which Tenant executes this Twelfth Amendment, as set forth on the signature page (the “Effective Date”).

W I T N E S SETH

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease dated May 30, 2003, as amended by that certain First Amendment to the Lease dated as of May 23, 2008, Second Amendment to Lease dated December 13, 2011, Third Amendment to Office Lease (with form of Fourth Amendment to Office Lease attached thereto as Exhibit “B”) dated September 5, 2012, Fifth Amendment to Office Lease dated December 26, 2012, Sixth Amendment to Office Lease dated April 24, 2013, Seventh Amendment to Office Lease dated September 16, 2013, Eighth Amendment to Lease dated March 24, 2014, Ninth Amendment to Office Lease dated June 16, 2014, Fourth Amendment to Office Lease dated July 16, 2014; Tenth Amendment to Office Lease dated November 26, 2014 and Eleventh Amendment to Office Lease dated February 18, 2015 (collectively, the “Lease”); pursuant to which Landlord leases to Tenant certain premises totaling 214,513 rentable square feet in the building commonly known as Boulder Towers (the “Building”), located at 1437 South Boulder, Tulsa, Oklahoma 74119 (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to expand the Premises, and amend certain other terms of the Lease, all as more particularly provided below;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1.                                      Definitions.  All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Twelfth Amendment.

2.                                      Expansion Space; Term; Rent.  Landlord and Tenant hereby confirm, stipulate and agree that the Existing Premises shall be expanded as of the term commencement date to include an additional 1,091 rentable square feet of office space known as Suite 110, which space is more particularly identified in red outline on Exhibit “A” attached hereto (the “Expansion Space”).  Landlord will deliver possession of the Expansion Space immediately following execution of this Twelfth Amendment for commencement of the construction of Tenant Improvements.  Landlord will diligently pursue completion of construction of the Tenant Improvements following delivery of possession.  The term commencement date (“TCD”) and date of rent commencement with respect to the Expansion Space will be September 1, 2015; provided, however, in the event delivery of possession is delayed or Substantial Completion of Tenant Improvements does not occur by September 1, 2015 and any such delay is caused by Landlord or Landlord’s contractors, then Tenant shall be entitled to receive from Landlord a rent credit equal to one (1) day of free Annual Rent for every one (1) day of any such delay.  Unless sooner terminated as provided in the Lease, and subject to the renewal options contained in the Lease, the expiration date for the lease of the Expansion Space will be January 31, 2025.  Annual Rental for the Expansion Space payable by Tenant under the Lease shall be as follows:

Months 1 to 60, inclusive: Monthly Installment:	$1,272.83 ($14.00 /square foot of rentable area/annum)

Months 61 to 113, inclusive: Monthly Installment:	$1,318.29 ($14.50 /square foot of rentable area/annum)

With the Expansion Space, the total rentable square feet of the Leased Premises is 215,604 rentable square feet and the total rentable area of the Building is 521,802 rentable square feet.

3.                                      Tenant Improvement Allowance.  The Landlord shall provide Tenant a $15.00 per rentable square foot Tenant Improvement Allowance totaling $16,365.00 to reduce the cost of Tenant Improvements to be constructed in the Expansion Space (in the same manner as set forth in Exhibit B of the Lease), inclusive of demolition, above ceiling modification, preliminary space planning and construction documents and construction.  Landlord shall timely pay the cost of Tenant Improvements up to the amount of the Tenant Improvement Allowance.  In the event that the total cost of Tenant Improvements is less than the Tenant Improvement Allowance, then the balance may, at Tenant’s election, be used by Tenant to improve any area of the Leased Premises as long as the improvements are completed within two (2) years from the TCD.  In the event that the total cost of Tenant Improvements is more than the Tenant Improvement Allowance, then Tenant shall pay such excess costs when such amounts become due and owing to the contractors.

4.                                      Parking.  With respect to the Expansion Space, the Landlord shall provide Tenant on the TCD three (3) parking spaces, including one (1) reserved covered space in the attached parking structure and two (2) on a non-reserved basis on the existing surface lots. As of the TCD, Tenant shall have a total of five hundred eighty-one (581) parking spaces, which shall consist of one hundred thirty-four (134) reserved covered spaces in the attached parking structure and four hundred forty-seven (447) on a non-reserved basis on the existing surface lots. These spaces are free of charge.

5.                                      Tenant’s Share and Operating Expense Base. Tenant’s Share attributable to the Expansion Space shall be .21%. Tenant’s Share attributable to the entire Leased Premises after the addition on the TCD of the Expansion Space shall be 41.32%.  The Operating Expense Base for the Expansion Space shall mean the amount of Operating Expenses for the calendar year 2015.  From and after the TCD, the 5% cap on increases in Tenant’s Share attributable to the Expansion Space as to increases in Operating Expenses, as set forth in Section 4.02(g) of the H&P Lease, shall be applicable to the Expansion Space and Tenant’s Share shall be made in reference to the base amount established in 2015.

6.                                      Authority. Each of Landlord and Tenant represents and warrants to the other that the execution, delivery and performance of this Twelfth Amendment by such party is within the requisite power of such party, has been duly authorized and is not in contravention of the terms of such party’s organizational or governmental documents.

7.                                      Binding Effect. Each of Landlord and Tenant further represents and warrants to the other that this Twelfth Amendment, when duly executed and delivered, will constitute a legal, valid, and binding obligation of Tenant, Landlord and all owners of the Building, fully enforceable in accordance with its respective terms, except as may be limited by bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws affecting the rights of creditors generally and the availability of specific performance or other equitable remedies.

8.                                      Successors and Assigns.  This Twelfth Amendment will be binding on the parties’ successors and assigns.

9.                                      Brokers.  Tenant warrants that it has had no dealings with any broker or agent other than CBRE, Inc. (the “Broker”) in connection with the negotiation or execution of this Twelfth Amendment.  Landlord shall indemnify and hold Tenant harmless from and against any cost, expenses or liability for commissions or other compensation or charges of Broker.  Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed to be owed by Tenant to any broker or agent, other than Broker, with respect to this Twelfth Amendment or the transactions evidenced hereby.

10.                               Amendments.  With the exception of those terms and conditions specifically modified and amended herein, the Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Twelfth Amendment and the terms and provisions of the Lease, the terms and provisions of this Twelfth Amendment shall supersede and control.

11.                               Counterparts.  This Twelfth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Twelfth Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

12.                               Disclosure.  Members of the Boulder Towers Tenants in Common are licensed real estate brokers in the State of Oklahoma and are affiliated with CBRE, Inc.; they are also partners in Boulder Towers Tenants in Common, the Landlord.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Twelfth Amendment to be effective as of the day and year as set forth above.

LANDLORD:

By: ASP, Inc.

Managing Partner of
Boulder Towers Tenants in Common

By:	/s/ William H. Mizener
Name: William H. Mizener
Title: President
Date Executed:	7/8/15

TENANT:

Helmerich & Payne, Inc.

By:	/s/ John Bell
Name: John Bell
Title: Vice President, Corporate Services
Date Executed: June 30, 2015